                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                   [WWF LOGO]
                             1241 EAST MAIN STREET
                          STAMFORD, CONNECTICUT 06902

                                                                 August 17, 2001

To our Stockholders:

     We are pleased to invite you to attend the 2001 annual meeting of stockholders of World Wrestling Federation Entertainment, Inc. which will be held at 10:00 a.m., local time, on September 21, 2001, at WWF New York(TM)*, 1501 Broadway, New York, New York 10036. The business to be conducted is described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

     Your vote is important. Whether or not you expect to attend, your shares should be represented. Therefore, we urge you to complete, sign, date and promptly return the enclosed proxy or deliver your proxy instructions via the Internet or by telephone. If you attend the meeting and wish to vote in person, you will have the opportunity to do so, even if you have already returned your proxy.

     On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our Company.

                                       Sincerely,

                                       /s/ VINCENT K. MCMAHON
                                       Vincent K. McMahon
                                       Chairman

                                       /s/ LINDA E. MCMAHON
                                       Linda E. McMahon
                                       Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. NO SUPERSTARS WILL BE IN ATTENDANCE AT THE MEETING. The meeting will be limited to stockholders as of the record date (or their authorized representatives) having an admission ticket or evidence of their stock ownership. If you plan to attend the meeting, please mark the appropriate box on your proxy card, and we will mail an admission ticket to you. You may also request an admission ticket if you are voting by telephone or via the Internet by responding to the appropriate prompts offered in those methods. Registration will begin at 8:30 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. If your stock is held in the name of a bank, broker or other holder of record and you plan to attend the meeting, you can obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement, to the Assistant Corporate Secretary at World Wrestling Federation Entertainment, Inc., 1241 E. Main Street, Stamford, CT 06902. If you do not obtain an admission ticket, you must show proof of your ownership of the Company's Common Stock at the registration tables at the door. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

                                   [WWF LOGO]

                 WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To be held September 21, 2001

To the Stockholders of World Wrestling Federation Entertainment, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of World Wrestling Federation Entertainment, Inc., a Delaware corporation, will be held at WWF New York, 1501 Broadway, New York, New York 10036, on September 21, 2001, at 10:00 a.m. local time, for the following purposes, as described in the attached Proxy Statement:

     1. to elect seven Directors to serve for the ensuing year and until their successors are elected; and

     2. to ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending April 30, 2002.

     We have fixed the close of business on July 26, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Edward L. Kaufman
                                          Edward L. Kaufman
                                          Senior Vice President, General Counsel
                                          and Secretary

Stamford, Connecticut
August 17, 2001

                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO EITHER SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR DELIVER YOUR PROXY INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                                   [WWF LOGO]

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           FRIDAY, SEPTEMBER 21, 2001

     The enclosed proxy is solicited on behalf of the Board of Directors of World Wrestling Federation Entertainment, Inc. in connection with our Annual Meeting of Stockholders to be held on Friday, September 21, 2001, at 10:00 a.m. local time (the "Annual Meeting"), or any adjournment or postponement of this meeting. The Annual Meeting will be held at WWF New York, 1501 Broadway, New York, New York 10036. We intend to mail this proxy statement and accompanying proxy card on or about August 17, 2001, to each stockholder entitled to vote at our Annual Meeting.

     We will pay all costs of this proxy solicitation. Directors or officers, or other employees of ours, may also solicit proxies in person or by mail, telephone or telecopy.

     Only holders of record of our Class A common stock and Class B common stock at the close of business on July 26, 2001, will be entitled to notice of and to vote at our Annual Meeting. At the close of business on July 26, 2001, 16,265,384 shares of Class A common stock and 56,667,000 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as "Common Stock".

     A majority of the outstanding shares of Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Our nominees for election to the Board will be elected by plurality vote. A majority of the shares present and entitled to vote will be required to ratify the selection of Deloitte & Touche LLP as our independent auditors. Both abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes are not considered present and entitled to vote on any matter. Consequently, only abstentions will have the effect of a vote against Proposal 2. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF OUR NOMINEES AND FOR RATIFICATION OF OUR INDEPENDENT AUDITORS.

     If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter which we receive prior to the Annual Meeting stating that the proxy is revoked, by signing a subsequent proxy presented at the Annual Meeting, or by attending our Annual Meeting and voting in person.

VOTE BY MAIL:

     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

VOTE BY TELEPHONE:

     You can vote your shares by calling the toll-free number 1-800-PROXIES. Telephone voting is available 24 hours a day until 12:01 A.M. on September 21, 2001. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU ARE LOCATED OUTSIDE THE US AND CANADA, PLEASE SEE YOUR PROXY CARD FOR ADDITIONAL INSTRUCTIONS.

VOTE BY INTERNET:

     You can also choose to vote via the Internet. The web site for Internet voting is www.voteproxy.com. Internet voting is available 24 hours a day until 12:01 A.M. on September 21, 2001. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

PROPOSAL 1 -- ELECTION OF DIRECTORS

     Stockholders will elect seven Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders or a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the seven nominees listed below, unless otherwise instructed in the Proxy. Each nominee is now a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares for the remaining nominees and, if there is one, for another person duly nominated by our Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

     All four current executive officers and three non-employee Directors are nominees for election.

     VINCENT K. MCMAHON, 55, co-founder of our Company, has served as Chairman of the Board of Directors and the board of directors of our predecessor entities since 1980. He is Chairman of the Executive Committee.

     LINDA E. MCMAHON, 52, co-founder of our Company, has served as our Chief Executive Officer since May 1997, and was President from May 1993 through June 2000. She is a Director and a member of the Executive Committee.

     LOWELL P. WEICKER, JR., 70, has been a Director since 1999 and is Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Weicker served as Governor of the State of Connecticut from 1991 to 1995. He served as a United States Senator representing the State of Connecticut from 1970 to 1988. Mr. Weicker also serves as a director of Compuware Corporation, Fonda Group, HPSC, Inc., Phoenix Mutual Funds, and UST Inc.

     DAVID KENIN, 59, has been a Director since 1999 and is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Kenin is currently the General Partner of Kenin Partners, a consulting firm. He is also a partner in Quadrant, a television production and distribution company. Mr. Kenin is the former President of CBS Sports and former Executive Vice President of USA Networks.

     JOSEPH PERKINS, 66, has been a Director since 1999 and is a member of the Audit and Compensation Committees. Mr. Perkins was a pioneer in the television syndication of wrestling matches starting more than forty years ago. He is President of Communications Consultants, Inc.

     STUART C. SNYDER, 42, has served as our President and Chief Operating Officer since June 2000. Mr. Snyder has been a Director since June 2000 and is a member of the Executive Committee. Mr. Snyder was President of USA Home Entertainment prior to joining our Company. From 1996 to 1999, he was President and Chief Operating Officer of Feld Entertainment. Prior to that, Mr. Snyder spent 13 years in the motion picture/home entertainment industry with Turner Broadcasting Systems, Live Home Video/Carolco Pictures and MGM/UA in senior executive positions.

     AUGUST J. LIGUORI, 49, has served as our Executive Vice President, Chief Financial Officer and Treasurer since September 1998. Mr. Liguori has been a Director since 1999 and is a member of the Executive Committee. Prior to that, Mr. Liguori was Chief Financial Officer of Marvel Entertainment Group, Inc. since

1996. From 1986 to 1996, he was employed by Atari Corporation, serving as Chief Financial Officer and a member of the board of directors and executive committee from 1991 to 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has standing Audit, Compensation and Executive Committees.

     The Audit Committee acts as liaison between the Board and the independent auditors and annually recommends to the Board the appointment of the independent auditors. The Audit Committee reviews with the independent auditors the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls, and monitors other corporate and financial policies. A copy of the Audit Committee's charter is attached as Appendix A.

     The Compensation Committee approves compensation arrangements for senior management, approves and recommends to the Board of Directors the adoption of any compensation plans in which officers and Directors are eligible to participate, and grants options and other benefits under these plans.

     The Executive Committee has all of the powers of the Board of Directors (other than as prohibited under the Delaware General Corporation Law) in between meetings of the Board of Directors. The Executive Committee is required to report at any regular or special meeting of the Board of Directors on any matters considered or acts taken by the Executive Committee since the prior meeting of the Board.

     We have no nominating committee or other committee of the Board performing a similar function.

MEETINGS OF THE BOARD AND COMMITTEES

     During fiscal 2001, there were three meetings of the Board of Directors, four meetings of the Audit Committee, two meetings of the Compensation Committee and three meetings of the Executive Committee. All Directors attended at least 75% of the aggregate number of meetings of the Board and committees on which he or she served.

DIRECTORS' COMPENSATION


     Each non-employee Director receives an annual fee of $25,000 and a fee of $500 for each Board meeting that he or she attends and reimbursement of his or her related expenses. In addition, during Fiscal 2001, each non-employee Director was granted options to purchase 15,000 shares of Class A common stock at an exercise price of $12.94 per share, which was the closing price of our shares on December 1, 2000. Directors who are employees of the Company receive no compensation for serving on either the Board or any committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth the components of the total compensation earned during fiscal 2001, 2000 and 1999 by our Chairman of the Board; Chief Executive Officer; President and Chief Operating Officer; and Executive Vice President, Chief Financial Officer and Treasurer, who were the only executive officers of the Company during fiscal 2001. These people are referred to as the "named executive officers."

SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                             ANNUAL COMPENSATION       SECURITIES
                                 FISCAL    -----------------------     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR     SALARY($)     BONUS($)     OPTIONS/SARS    COMPENSATION($)
---------------------------      ------    ----------    ---------    ------------    ---------------
Vincent K. McMahon.............   2001     1,000,000       900,000           --           31,000(1)
Chairman                          2000       855,769     1,344,800           --           49,504(1)
                                  1999       250,000            --           --           46,557(1)
Linda E. McMahon...............   2001       750,000       675,000           --            8,100(2)
Chief Executive Officer           2000       642,307       995,262           --           20,200(2)
                                  1999       190,000            --           --            1,549(2)
Stuart C. Snyder...............   2001       530,769       555,000      300,000            5,100(2)
President and Chief Operating
Officer
August J. Liguori..............   2001       350,000       725,000       35,000            5,100(2)
Executive Vice President, Chief   2000       350,000       651,800      300,000           20,200(2)
Financial Officer and Treasurer   1999       227,500        50,000           --            1,615(2)

---------------
(1) Includes payments for certain insurance, the employer matching contributions for our 401(k) plan, certain talent fees and, prior to December 2000, contributions to our money purchase plan.

(2) Consists of matching contributions to our 401(k) plan and, prior to December 2000, contributions to our money purchase plan. In the case of Mrs. McMahon, this number also includes certain talent fees relating to performances made by her.

EMPLOYMENT AGREEMENTS

     We have employment agreements with each of Vincent K. McMahon, Linda E. McMahon, Stuart C. Snyder and August J. Liguori. Mr. McMahon's agreement is for a term of seven years, and Mrs. McMahon's agreement is for a term of four years. Mr. and Mrs. McMahon also have booking contracts that are coterminous with their employment agreements and, in the case of Mr. McMahon, his booking contract provides for a guaranteed minimum payment of $850,000 per year. Each agreement will automatically extend for successive one-year periods unless either party gives notice of non-extension at least 12 months, but no more than 18 months, prior to the expiration date. Mr. McMahon's employment agreement provides for him to be our Chairman at a base salary of $1.0 million per year. Mrs. McMahon's employment agreement provides for her to be our Chief Executive Officer at a base salary of $750,000 per year. Mr. and Mrs. McMahon are each entitled to an annual bonus of up to 100% of base salary based upon the attainment of performance goals and to participate in our various employee benefit plans and programs. During the term of the employment agreements, the compensation package of each of Mr. and Mrs. McMahon will be reviewed no less frequently than annually by the Compensation Committee to determine whether or not it should be increased or enhanced in light of the executive's duties, responsibilities and performance.

     Under the employment agreements with Mr. and Mrs. McMahon, in the event we terminate either executive's employment other than for cause, death or disability, or if the executive terminates his or her employment for good reason, or if the executive terminates his or her employment for any reason within the 90-day period beginning six months after the occurrence of a change in control, we are obligated to pay to the executive compensation and benefits that are accrued but unpaid at the date of termination, plus a lump sum cash amount equal to the executive's base salary and bonus for the greater of the balance of the contract term or two years and to continue his or her benefit plan participation for such period. If Mr. or Mrs. McMahon dies during the term of his or her agreement, we are obligated to pay to the executive's estate compensation and benefits that are accrued but unpaid as of the date of the executive's death, plus a lump sum amount equal to the executive's base salary and bonus for two years. If we terminate Mr. or Mrs. McMahon's employment for cause, if either executive resigns without good reason, or if either executive's employment is terminated due the executive's disability, we are obligated to pay the executive compensation and benefits accrued but unpaid as of the date of termination. If either Mr. or Mrs. McMahon becomes subject to any change in control excise taxes, we will be obligated to provide such executive a "gross-up" bonus sufficient, on an after-tax basis, to cover any such excise taxes. The employment agreements also contain confidentiality covenants and covenants that, among other things, prohibit each executive from competing with us in professional wrestling and our other core businesses during employment and for one year after termination, unless the termination follows a change in control.

     Mr. Snyder's employment agreement is for a three-year term. Pursuant to the agreement, Mr. Snyder is entitled to a base salary of $600,000 for the first contract year; $630,000 for the second contract year; and $661,500 for the third contract year. He was granted options under our Long Term Incentive Plan to purchase 200,000 shares of our Class A common stock at an exercise price of $17.00. In addition, Mr. Snyder received a one-time signing bonus in the amount of $75,000 net of taxes and, during each contract year, Mr. Snyder is eligible for a bonus based on performance targets established for the year. These potential bonuses range from 60% to 80% of Mr. Snyder's then current annual base salary. If Mr. Snyder is terminated without cause, he is entitled to the difference between $1,891,500 and what we have paid him in base salary plus all accrued but unpaid bonuses, including a pro-rata bonus for any partial contract year. If Mr. Snyder dies during the term of his agreement, we are obligated to pay his estate (i) the difference between $1,891,000 and what we have paid him in base salary up to the date of his death; and (ii) all accrued but unpaid bonuses, including a pro-rata bonus for any partial contract year. The agreement contains a confidentiality covenant and a covenant that prohibits Mr. Snyder from competing with us in the professional wrestling business during his employment and for one year after termination.

     Mr. Liguori's employment agreement runs through August 31, 2001, and Mr. Liguori and we are discussing terms for a renewal of the agreement. Pursuant to the existing agreement, Mr. Liguori is entitled to: (i) an annual base salary of $350,000; (ii) bonus payments of at least $175,000 on or before June 1 of each year; (iii) quarterly bonus payments of at least $150,000 until March 1, 2001; and (iv) a payment on or before August 31, 2001 of $475,000 less any discretionary bonuses previously paid to Mr. Liguori and less any contributions made by us on Mr. Liguori's behalf to any 401(k) or profit sharing plan. We may terminate the agreement at any time for cause. We may terminate the agreement without cause if we pay Mr. Liguori severance in the amount of $83,333 multiplied by the number of months he was employed by us, less amounts previously paid to him. After termination without cause, we must also pay Mr. Liguori $29,166 per month for six months or until Mr. Liguori secures other employment, whichever is shorter. If Mr. Liguori dies during the term of his agreement, we are obligated to pay to his estate $83,333 for each month Mr. Liguori was employed, less any amounts previously paid to him. If any person (other than a member of the family of or heir of Mr. McMahon or Mrs. McMahon) acquires control of the Company, Mr. Liguori will be entitled to receive $3.0 million, less any amounts previously paid to him by us. The agreement contains a confidentiality covenant and a covenant that prohibits Mr. Liguori from competing with us in the professional wrestling business during his employment and for one year after termination.

STOCK OPTIONS

     The following tables provide information on stock option grants to named executive officers during fiscal 2001 and the value of options at April 30, 2001.

Option Grants


                                          INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                        -----------------------------------------------------          VALUE AT ASSUMED
                        NUMBER OF                                                    ANNUAL RATES OF STOCK
                        SECURITIES   PERCENT OF TOTAL                                 PRICE APPRECIATION
                        UNDERLYING   OPTIONS GRANTED                                  FOR OPTION TERM(1)
                         OPTIONS     TO EMPLOYEES IN    EXERCISE   EXPIRATION   -------------------------------
NAME                    GRANTED(#)     FISCAL 2001      PRICE($)      DATE       0%($)      5%($)      10%($)
----                    ----------   ----------------   --------   ----------   -------   ---------   ---------
August J. Liguori.....    35,000           2.1%           12.94     12/01/10         --     284,900     721,700
Stuart C. Snyder......   200,000            12%           17.00       6/5/10    125,000   2,138,000   5,418,000
                         100,000             6%           12.94     12/01/10         --     814,000   2,062,000


---------------
(1) At the end of the term of the options granted June 5, 2000 and December 1, 2000, the projected price of a share of Class A common stock would be $27.69 and $21.08, respectively, at an assumed annual appreciation rate of 5 percent and $44.09 and $33.56, respectively, at an assumed annual appreciation rate of 10 percent.

Fiscal 2001 Year-End Option Values

                                                                        VALUE OF
                                                                EXERCISABLE/UNEXERCISABLE
                                                                    OPTIONS AT FISCAL
NAME                               EXERCISABLE/UNEXERCISABLE         YEAR END($)(1)
----                               -------------------------    -------------------------
August J. Liguori................       75,000/260,000                   0/24,150
Stuart C. Snyder.................            0/300,000                  --/69,000

---------------
(1) The closing price of a share of Class A common stock on April 30, 2001 was $13.63.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. McMahon is the sole stockholder of Shane Productions, Inc., an affiliated company which is not included in our consolidated financial statements and which holds a 21% partnership interest in Titan/Shane Partnership, in which we hold a 79% interest. Mr. McMahon is also the sole stockholder of Shane Distribution Co., an affiliated company which is not included in our consolidated financial statements. As of April 30, 2001, we had a receivable from Shane Distribution Co. in the amount of approximately $307,000.

     As of April 30, 2001, we had a receivable in the amount of approximately $332,000 from a travel company with which we did business prior to the sale of its assets in June 2000. This company is owned by Mrs. McMahon.

     We have a tax indemnification agreement with Mr. McMahon which provides for, among other things, the indemnification of us by Mr. McMahon for any federal and state income taxes, including interest and penalties, that we incur if, for any reason, we are deemed to be a Subchapter C corporation during any period for which we reported our taxable income as a Subchapter S corporation, or if an adjustment to one or more of our tax returns for a C taxable year results in a net increase in our taxable income in a C taxable year and a net decrease in our taxable income in an S taxable year. We are required to indemnify Mr. McMahon for any federal and state income taxes, including interest and penalties, that Mr. McMahon or a trust he established may incur if an adjustment to one or more of our tax returns for an S taxable year results in a net increase in our taxable income in an S taxable year and a net decrease in our taxable income in a C taxable year.

     In July 2001, we advanced to Mr. Snyder $195,000 in connection with his acquisition of a primary residence. The advance is recoupable against bonuses and otherwise is due on September 1, 2002 or upon the termination of his employment, whichever is earlier. The advance bears simple interest at the rate of 7% per annum.

     During fiscal 2001, we were a party to a venture with a subsidiary of National Broadcasting Company, Inc. ("NBC") that, prior to the league's cessation of business in April 2001, owned, funded and operated a professional football league, the XFL. As part of the overall television coverage of the XFL, NBC broadcasted XFL regular season and championship games. In June 2000, a subsidiary of NBC purchased approximately 2.3 million shares of our Class A common stock and entered into a registration rights agreement with us. Under this agreement, among other things, we registered the shares under the Securities Act of 1933 (the "Securities Act") and are required to maintain the effectiveness of the registration until it is no longer required. We are obligated to pay all expenses incident to the registration, offering and sale of the shares, other than underwriting commissions, and to indemnify the stockholder against certain civil liabilities, including liabilities under the Securities Act.

     In April 2000, we entered into a strategic alliance with Viacom Inc. through September 2005, under which Viacom airs certain of our programming. In July 2000, Viacom purchased approximately 2.3 million shares of our Class A common stock and entered into a registration rights agreement with us which is, in substance, identical to the arrangement with NBC described above.

                          REPORT AND PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Securities Exchange Act of 1934 that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2001 and the Company's currently effective Registration Statements on Forms S-3 and S-8, the following Report and Performance Graph and the Audit Committee Report set forth under Proposal 2 -- Ratification of Selection of Independent Auditors shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The primary goal of our compensation program is to enable us to attract, retain and reward executive officers and other key employees. As an entertainment company, the talents of our creative and performing personnel are integral to our success and, by extension, the return on investment of our stockholders. Mr. McMahon, our Chairman, plays a unique role -- he heads the team that, among other functions, develops story lines, characters, live events and televised programming. In addition, Mr. McMahon and Linda McMahon, our Chief Executive Officer, are performers in our live and televised events. We believe that our continued growth will result in a continuing need for talent and managerial skills at the highest level.

     Employment Agreements were entered into with Mr. and Mrs. McMahon in connection with the initial public offering and the conversion of the Company from a Subchapter S corporation to a Subchapter C corporation prior to the formation of the Committee. These employment agreements recognize the importance of incentive compensation by providing that one-half of the executive's pay is a bonus based on performance goals and objectives. During fiscal 2001, the Company recognized the continued importance of Mr. McMahon's performances in the Company's television programming and live events by agreeing to a minimum annual payment of $850,000 under his booking contract. The Committee believes that the agreements with Mr. and Mrs. McMahon are consistent with the goal of the Company's compensation program and are appropriate as to amount and mix of compensation, maintaining a high level of incentive compensation. We believe that future compensation will be paid under these agreements, and that compensation payable beyond what is called for by the agreements will be made by the Committee only when we deem it appropriate because of demonstrable changes in the Company's or an individual's performance.

     The Committee also approves grants of options under the Company's 1999 Long-Term Incentive Plan. This plan was implemented in connection with our initial public offering and provides for the issuance of options to purchase up to 10,000,050 shares. We believe that options are an excellent means by which to align management interests with those of the Company's stockholders. Options granted by the Committee in Fiscal 2001 vest in four equal annual installments beginning on the first anniversary of the date of the grant. In determining the number of options to be granted to Executive Officers, the Committee considered the following criteria: (1) the position held by the individual; (2) his or her performance; (3) the number of options granted to these individuals in previous years; (4) the financial results of the Company; and (5) the price of a share of Common Stock.

                                          The Compensation Committee

                                          Lowell P. Weicker, Jr., Chairman
                                          David Kenin
                                          Joseph Perkins

PERFORMANCE GRAPH

     Set forth below is a line graph comparing, for the period commencing October 19, 1999 (the date our Class A common stock began trading) and ending April 30, 2001, the cumulative total return on the Company's Class A common stock compared to the cumulative total return of the Russell 2000 Index and the S&P Entertainment Index, a published industry index. The graph assumes the investment of $100 at the opening of trading on October 19, 1999 in our Class A common stock, the Russell 2000 Index and the S&P Entertainment Index and the reinvestment of all dividends.

                                                     WORLD WRESTLING
                                                       FEDERATION
                                                   ENTERTAINMENT, INC.            RUSSELL 2000              S&P ENTERTAINMENT
                                                   -------------------            ------------              -----------------
10/19/99                                                 100.00                      100.00                      100.00
10/99                                                    141.91                      100.41                      108.76
11/99                                                    118.38                      106.40                      105.71
12/99                                                    101.47                      118.44                      119.43
1/00                                                      90.81                      116.54                      134.07
2/00                                                      76.47                      135.79                      135.21
3/00                                                     104.32                      126.84                      153.62
4/00                                                     100.37                      119.20                      147.96
5/00                                                      96.32                      112.26                      142.67
6/00                                                     122.43                      122.04                      144.12
7/00                                                     125.00                      118.12                      142.70
8/00                                                     125.74                      127.13                      149.94
9/00                                                      89.34                      123.39                      138.04
10/00                                                     88.97                      117.88                      133.04
11/00                                                     79.78                      105.78                      111.90
12/00                                                     94.12                      114.87                      101.94
1/01                                                     127.00                      120.85                       72.11
2/01                                                      81.18                      112.92                       63.48
3/01                                                      78.59                      107.39                       57.59
4/01                                                      80.18                      115.80                       69.17

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to us with respect to beneficial ownership of the Company's Common Stock as of July 26, 2001 by (1) each stockholder known by the Company to be the beneficial owner of more than five percent of either class; (2) each of the Directors and named executive officers and (3) the Directors and named executive officers as a group.

                                                                       AMOUNT AND NATURE OF
TITLE OF CLASS                 NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP   % OF CLASS
--------------                 ------------------------------------    --------------------   ----------
Class B(1)..................  Vincent K. McMahon(2)                         56,100,330           99.0%
Class A.....................  General Electric Company(3)                    2,307,692           14.2%
                              3135 Easton Turnpike
                              Fairfield, CT 06431
Class A.....................  Viacom Inc.(4)                                 2,281,492           14.0%
                              1515 Broadway
                              New York, New York 10036
Class A.....................  Citigroup Inc.(5)                              1,133,976            7.0%
                              399 Park Avenue
                              New York, New York 10043
Class A.....................  Capital Group International, Inc.(6)           1,409,750            8.7%
                              Capital Guardian Trust Company
                              11100 Santa Monica Blvd.
                              Los Angeles, CA 90025
Class A.....................  Mario J. Gabelli and Marc J. Gabelli(7)          822,800            5.1%
                              One Corporate Center
                              Rye, New York 10580
Class B(1)..................  Linda E. McMahon                                 566,770(8)         1.0%
Class A.....................  Stuart C. Snyder                                  75,000(9)           *
Class A.....................  August J. Liguori                                 75,000(9)           *
Class A.....................  David Kenin                                       12,500(9)           *
Class A.....................  Joseph Perkins                                    12,500(9)           *
Class A.....................  Lowell P. Weicker, Jr.                            14,500(9)           *
Class A and Class B(10).....  All Named Executive Officers and              56,856,600           78.0%
                              Directors as a Group (7 persons)

---------------
  *  Less than one percent.

 (1) Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the option of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If, at any time any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock. Assuming hypothetically that all shares of Class B were converted into Class A, the only five percent stockholder would be Mr. McMahon, who would beneficially own 76.9 percent of the Class A common stock.

 (2) Includes 12,774,419 shares of Class B common stock owned by The Vincent K. McMahon Irrevocable Trust, for which Mr. McMahon acts as trustee with right to vote and dispose of the shares. Excludes 566,670 shares of Class B common stock and 100 Shares of Class A common stock owned by Linda McMahon, set forth in the table opposite her name.

 (3) The amount shown is derived from a Schedule 13G, dated June 22, 2000, filed on behalf of General Electric Company and its direct and indirect subsidiaries, National Broadcasting Company Holding,

     Inc., National Broadcasting Company, Inc. and NBC-WWFE Holding, Inc. NBC-WWFE Holding, Inc. is the record owner of these shares.


 (4) The amount shown is derived from a Schedule 13G, dated February 12, 2001, filed jointly on behalf of Viacom Inc. ("Viacom"), NAIRI, Inc. ("NAIRI"), National Amusements, Inc. ("NAI") and Sumner M. Redstone. Approximately 68% of Viacom's voting stock is owned by NAIRI, which in turn is a wholly owned subsidiary of NAI. Beneficial ownership is attributed to Mr. Redstone who is the Chairman of the Board and the beneficial owner of the controlling interest in NAI and Chairman of NAIRI and Viacom.


 (5) The amount shown is derived from a Schedule 13G, dated January 29, 2001. Citigroup Inc is the parent company of investment advisors that hold shared dispositive and voting power over the securities.

 (6) The amount shown is derived from a Schedule 13G dated February 9, 2001. Capital Group International, Inc., is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities. The investment management companies include a bank and several investment advisors.

 (7) The amount shown is derived from a Schedule 13D, dated July 2, 2001. The shares are beneficially owned by Mario J. Gabelli and Marc J. Gabelli and various entities which either one directly or indirectly controls or for which either one of them acts as chief investment officer.

 (8) Excludes 43,325,911 shares of Class B common stock owned by Vincent McMahon and 12,774,419 shares of Class B common stock owned by The Vincent K. McMahon Irrevocable Trust, set forth in the table opposite Mr. McMahon's name. Includes 100 shares of Class A common stock owned by Mrs. McMahon.


 (9) Includes shares of common stock which currently may be purchased through the exercise of options, and, in the case of Governor Weicker, 2,000 shares owned directly by him.


(10) Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of ownership of the Company's stock by directors, executive officers and 10% stockholders. Based on a review of reports received by the Company, we believe that Viacom Inc. filed late its Initial Statement of Beneficial Ownership of Securities and one report of nine dispositions of shares.

PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has recommended that the stockholders ratify its appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending April 30, 2002. Deloitte & Touche LLP has audited our financial statements since 1984. We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

INDEPENDENT AUDITORS FEES

     The aggregate fees related to work performed by Deloitte & Touche LLP for
(1) auditing the Company's annual consolidated financial statements for fiscal 2001 and performing reviews of the consolidated financial statements included in our Form 10-Q for each of the first three quarters in fiscal 2001, (2) providing financial information systems design and implementation services, and (3) all other services rendered during fiscal 2001, are as follows:

(1)  Audit Fees...........................................  $  355,000
(2)  Financial Information Systems
     Design and Implementation Fees.......................  $        0
(3)  All Other Fees.......................................  $2,288,000

     The principal components of "All Other Fees" are fees billed by Deloitte & Touche LLP for services related to income tax consulting, accounting consultation procedures, employee benefit plan audits and due diligence procedures on acquisitions.

     The Audit Committee has determined that the services provided by Deloitte & Touche LLP to the Company that were not related to its audit of the Company's financial statements were at all relevant times compatible with that firm's independence.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors consists of three outside directors. During Fiscal 2001, the Audit Committee of the Board of Directors developed an updated charter for the Committee, which was approved by the full Board on September 22, 2000. The complete text of the new charter, which reflects standards set forth in the new SEC regulations and New York Stock Exchange rules, is attached to this proxy statement as Appendix A. Members of the Audit Committee are independent (as independence is defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards).

     The Audit Committee met with the independent auditors and management to assure that all were carrying out their respective responsibilities. The Audit Committee reviewed the performance and fees of the independent auditors prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Audit Committee discussed with the independent auditors their judgments regarding the quality and acceptability of the Company's accounting principles, the clarity of its disclosure and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

     We have reviewed and discussed with management and Deloitte & Touche LLP the audited consolidated financial statements of the Company for fiscal 2001. We also have discussed with Deloitte & Touche LLP the matter required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee).

     In addition, we discussed with Deloitte & Touche LLP its independence from the Company and its management, including the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee).

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2001, for filing with the Securities and Exchange Commission.

                                          The Audit Committee

                                          David Kenin, Chairman
                                          Lowell P. Weicker, Jr.
                                          Joseph Perkins

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Stockholder proposals for consideration at the 2002 Annual Meeting must be received at the Company's principal executive offices at 1241 East Main Street, Stamford, CT 06902 on or before April 12, 2002. Under our By-laws, any stockholder proposal received after that date will be considered timely for purposes of the 2002 Annual Meeting only if the stockholder provides our Secretary notice of the proposal not earlier than June 23, 2002, and not later than July 23, 2002; provided, that if the 2002 Annual Meeting is held on or before September 6, 2002, our Secretary must receive a stockholder's notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2001 Annual Report is being mailed with this Proxy Statement. A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2001, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS, IS AVAILABLE TO EACH RECORD AND BENEFICIAL OWNER OF OUR SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST TO US AT 1241 EAST MAIN STREET, STAMFORD, CT 06902; ATTENTION: INVESTOR RELATIONS DEPARTMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          [Edward L. Kaufman]
                                          Edward L. Kaufman
                                          Senior Vice President, General Counsel
                                          and Secretary

---------------
* Because insertion of our stylized and highly distinctive scratch logo is impracticable in the text of this document, we refer to the scratch logo as "WWF" herein for explanatory purposes only. In commerce, we use the scratch logo exclusively, rather than the initials in block letters.

                                                                      APPENDIX I

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

ORGANIZATION

     There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and the Company. Members of the Audit Committee shall be considered independent if they have no legal relationship to the Company that may interfere with the exercise of their independence from management and the Company as specified in Rule 303.01(B)(3)(b) Clause (ii) of the NYSE Listed Company Manual. All Audit Committee members will be financially literate and at least one member will have accounting or related financial management expertise. The determination of the independence of a director and his or her qualifications to serve as a member of the Audit Committee shall be determined by the Board of Directors in its discretion.

                              STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the Directors in fulfilling their responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Directors, the independent auditor, the internal auditors and the financial management of the Company.

                          DUTIES AND RESPONSIBILITIES

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure the Directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the Audit Committee will:

     - Obtain the full Board of Director's approval of this Charter and review and reassess this Charter as conditions dictate and at least annually.

     - Review and recommend to the Directors the independent auditors to be selected to audit the financial statements of the Company and its divisions, subsidiaries and affiliates.

     - Review with Management and the independent auditors the Company's quarterly financial statements prior to the filing of its Form 10-Q.

     - Have a clear understanding with the independent auditor that they are ultimately accountable to the Board of Directors and the Audit Committee, as the stockholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

     - Review and confirm the independence of the Company's auditors.

     - Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors, the financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review Company policy statements to determine their adherence to the applicable laws and regulations.

     - Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

     - Review the independence and authority of the Company's reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

     - Inquire of management and the independent auditors about significant risks or exposures and assess steps management has taken to minimize such risks to the Company.

     - Review the financial statements and management's discussion and analysis contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.

     - Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the auditors their judgments about the quality of accounting principles and the clarity of the financial disclosure practices used or proposed to be used by the Company.

     - Provide sufficient opportunity for the internal and independent Audit Committee to meet without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

     - Report the results of the annual audit to the Board of Directors and recommend whether or not the audited financial statements should be included in the Company's Annual Report on Form 10-K. If requested by the Board of Directors, invite the independent auditors to attend a full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other director's questions.

     - On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standard No. 1, Independent Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional service and take, or recommend that the Board of Directors take, appropriate action in response to the auditor's report to satisfy itself of the auditor's independence.

     - Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                   PROCEDURE

     Regular meetings of the Committee will be at such times during the year as approved by the Committee. Meetings with members of Management and/or with representatives of independent auditors may be scheduled at the request of the Committee. Special meetings may be called and held subject to the Company's By-laws.

     The Chair of the Committee will regularly report the Committee's findings, conclusions and recommendations to the Board of Directors.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF STOCKHOLDERS
                 WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.


                               SEPTEMBER 21, 2001







   [Arrow down] PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED [Arrow down]


A [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. ELECTION OF DIRECTORS.
FOR all nominees listed at right (except as indicated to the contrary below) [ ]

WITHHOLD AUTHORITY to vote for all nominees listed at right [  ]

INSTRUCTION: To withhold authority to vote for any individual nominees, write each such nominee's name in the space provided below)

______________________________________________________________________________

NOMINEES:
Vincent K. McMahon
Linda E. McMahon
Lowell P. Weicker, Jr.
David Kenin
Joseph Perkins
Stuart C. Snyder
August J. Liguori


2. Ratification of Deloitte & Touche LLP as the independent auditors for World Wrestling Federation Entertainment, Inc.

FOR            AGAINST          ABSTAIN
[  ]             [  ]             [  ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

PLEASE MARK THIS BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING [  ]





SIGNATURE____________________ SIGNATURE____________________ DATE:_________, 2001
                                          IF HELD JOINTLY

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                         PROXY/VOTING INSTRUCTION CARD

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.
                  FOR THE ANNUAL MEETING ON SEPTEMBER 21, 2001


     By signing this card, I (we) hereby authorize AUGUST J. LIGUORI and EDWARD
L. KAUFMAN, or either of them each with full power to appoint his or her substitute, to vote as Proxy for me (us) at the Annual Meeting of Stockholders of World Wrestling Federation Entertainment, Inc. to be held at WWF New York, 1501 Broadway, New York, New York 10036 on Friday, September 21, 2001 at 10:00 a.m., or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

                         (TO BE SIGNED ON REVERSE SIDE)